As filed with the Securities and Exchange Commission on November 5, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

QUICKSILVER GAS SERVICES LP
(Exact Name of Registrant as Specified in Its Charter)
Delaware		56-2639586
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
777 West Rosedale Street Fort Worth, Texas 76104 (817) 665-8620 (Address of Principal Executive Offices)

First Amended and Restated 2007 Equity Plan (Full Title of the Plan)

John C. Cirone, Esq.
Senior Vice President and General Counsel
Quicksilver Gas Services GP LLC
777 West Rosedale Street
Fort Worth, Texas 76104
(Name and Address of Agent For Service)
(817) 665-8620
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common units representing limited partner interests	535,498	$17.77	$9,515,800	$531

(1)
Represents the maximum number of common units of the registrant issuable pursuant to our First Amended and Restated 2007 Equity Plan (the “Plan”). Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.

(2)
The registration fee with respect to these common units has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the reported high and low sale prices per common unit on NYSE November 3, 2009.

EXPLANATORY NOTE

A Registration Statement was filed on August 10, 2007 (Registration No. 333-145326) (the “Prior Registration Statement”) under the Securities Act to register, among other things, 750,000 of common units, par value $0.01 per share (the “Common Units”), under the Plan.  The First Amended and Restated 2007 Equity Plan, among other things, increases the number of units available for issuance under the Plan to 750,000 units as of November 4, 2009.  The contents of the Prior Registration Statement is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”).  This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of an additional 535,498 units of Common Units issued pursuant to awards granted, or to be granted, under the Plan at any time or from time to time.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Units offered under this Registration Statement is being passed upon for the Company by John C. Cirone, Esq., Senior Vice President and General Counsel of the Company.   Mr. Cirone is an officer and employee of the Company and, as such, participates in certain of the Company’s benefit plans, including the Plan.

Item 6. Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.  Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification.  We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business.  These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates.  The general partner is entitled to determine in good faith the expenses that are allocable to us.

We have entered into indemnification agreements with the officers and directors of our general partner.  Additionally, we maintain insurance coverage provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Quicksilver Gas Services LP (filed as Exhibit 3.1 to our Registration Statement on Form S-1, File No. 333-140599, filed February 12, 2007 and included herein by reference).

4.2	Second Amended and Restated Limited Partnership Agreement of Quicksilver Gas Services LP (filed as Exhibit 3.3 to our Form 8-K, filed February 22, 2008 and included herein by reference).
4.3
Certificate of Formation of Quicksilver Gas Services GP LLC (filed as Exhibit 3.3 to our Registration Statement on Form S-1, File No. 333-140599, filed February 12, 2007 and included herein by reference).

4.4
First Amended and Restated Limited Liability Company Agreement of Quicksilver Gas Services GP LLC (filed as Exhibit 3.4 to our Registration Statement on Form S-1/A, File No. 333-140599, filed July 25, 2007 and included herein by reference).

5.1	Opinion of John C. Cirone.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of John C. Cirone (included in Exhibit 5.1).
99.1	Quicksilver Gas Services LP First Amended and Restated 2007 Equity Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, November 5, 2009.

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC, its general partner

By:	/s/ Philip Cook
Philip Cook
Senior Vice President - Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Thomas F. Darden, Philip Cook and John C. Cirone, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him and his name, place and stead, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
(of Quicksilver Gas Services GP LLC)

/s/ Thomas F. Darden	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2009
Thomas F. Darden

/s/ Glenn Darden	Chairman of the Board	November 5, 2009
Glenn Darden

/s/ Philip Cook	Senior Vice President - Chief Financial Officer and Director (Principal Financial Officer)	November 5, 2009
Philip Cook

/s/ John C. Regan	Vice President - Chief Accounting Officer (Principal Accounting Officer)	November 5, 2009
John C. Regan

/s/ Alvin Bledsoe	Director	November 2, 2009
Alvin Bledsoe

/s/ Jeff Cook	Director	November 5, 2009
Jeff Cook

/s/ Philip D. Gettig	Director	November 5, 2009
Philip D. Gettig

/s/ John W. Somerhalder II	Director	November 5, 2009
John W. Somerhalder II

EXHIBIT INDEX

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Quicksilver Gas Services LP (filed as Exhibit 3.1 to our Registration Statement on Form S-1, File No. 333-140599, filed February 12, 2007 and included herein by reference).

4.2	Second Amended and Restated Limited Partnership Agreement of Quicksilver Gas Services LP (filed as Exhibit 3.3 to our Form 8-K, filed February 22, 2008 and included herein by reference).
4.3
Certificate of Formation of Quicksilver Gas Services GP LLC (filed as Exhibit 3.3 to our Registration Statement on Form S-1, File No. 333-140599, filed February 12, 2007 and included herein by reference).

4.4
First Amended and Restated Limited Liability Company Agreement of Quicksilver Gas Services GP LLC (filed as Exhibit 3.4 to our Registration Statement on Form S-1/A, File No. 333-140599, filed July 25, 2007 and included herein by reference).

5.1	Opinion of John C. Cirone.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of John C. Cirone (included in Exhibit 5.1).
99.1	Quicksilver Gas Services LP First Amended and Restated 2007 Equity Plan.